Exhibit 99.1

National Beverage Broadens Board with New Director

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--October 15, 2009--National Beverage Corp. (NASDAQ: FIZZ) has elected Mr. Stanley Sheridan to serve as a member of its Board of Directors.

Mr. Sheridan has extensive business and beverage experience, including management positions at major U.S. Corporations, including BASF, Kraft Foods and Arvin Industries. Mr. Sheridan received both his M.B.A and B.S. in Accounting from the University of Detroit – hometown of Faygo Beverages. It was a natural fit for Stan to join Faygo as Chief Financial Officer in 1974 and later advance to its President. Sheridan remained at the helm of Faygo until his retirement in 2004.

Stan Sheridan presently serves on the Board of The Albrecht Companies, a health benefits firm in Southfield, MI, and has also served on boards of various companies and charitable organizations.

“Stan is a true beverage guy – from recycling ECO-Transformation to demographic brand evolution – his financial expertise and sound business judgment will complement our Board,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products including – energy drinks, fortified powders and supplements, and functionally enhanced juices and waters – are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

CONTACT:
National Beverage Corp., Fort Lauderdale
Grace A. Keene, Office of the Chairman, 877-NBC-FIZZ